EXHIBIT 99.1

Boston Scientific’s Distribution Option Lapses

San Diego, California and Sydney, Australia (Friday, 4 August 2017 AEST) – REVA Medical, Inc. (ASX: RVA) (“REVA” or the “Company”) announces the expiration of Boston Scientific Corporation’s (“BSC”) exclusive right to negotiate for distribution of REVA’s coronary and peripheral bioresorbable scaffolds. BSC’s right to negotiate was available under a 2007 agreement that would have required BSC to pay REVA 50% of the average selling price on all product sales. Other commercial terms of a distribution agreement had not yet been negotiated. BSC’s election window was triggered earlier this year when the Company delivered an extensive set of positive clinical data supporting the performance of Fantom, the Company’s drug-eluting coronary scaffold. With expiration of the distribution option, all aspects of the 2007 agreement are now concluded.

The Company’s direct selling effort is now underway. The Company previously announced that Carmelo Mastrandrea had been appointed Vice President, Europe, effective August 1, 2017, and the first customer contract was signed in late June. Sales have picked up momentum with two additional commercial contracts and more than ten potential customers in various stages of negotiations. In addition, REVA is pleased to announce that Joann Lofgren Yao has joined the Company as Senior Director, Global Marketing. Ms. Yao previously served at Abbott Vascular, a division of Abbott, and was responsible for global marketing of the Xience drug-eluting stent. In this new position at REVA, Ms. Yao will oversee development of REVA’s marketing strategy and execution for Fantom and future products that leverage the Company’s unique proprietary polymer.

Commenting on the expiration of BSC’s option, Ms. Reggie Groves, REVA’s Chief Executive Officer, said, “It appears that the timing and economics of the proposed arrangement led to BSC’s decision not to exercise their right to negotiate. We are pleased to retain complete control of the marketing and distribution for Fantom, and any of our future scaffolds. This allows us to have the latitude to drive product positioning and distribution, and customer relationships. The market’s reaction to our launch has been very supportive and we are optimistic that Fantom will fulfill the market’s desire for bioresorbable coronary scaffolds.”

About REVA

REVA is a medical device company located in San Diego, California, USA, that has developed and commercialized a proprietary bioresorbable scaffold, as an alternative to metal stents, to treat coronary artery disease. Scaffolds provide restoration of blood flow, support the artery through the healing process, then disappear (or “resorb”) from the body over a period of time. This resorption allows the return of natural movement and function of the artery, a result not attainable with permanent metal stents. The Company’s Fantom® scaffold, which received European CE Marking on April 3, 2017, is designed to offer an ideal balance

HEAD OFFICE:  5751 Copley Drive, San Diego, CA 92111     •     +1 (858) 966-3000     •     +1 (858) 966-3099 (FAX)     •     www.revamedical.com

AUSTRALIAN OFFICE:  Suite 4, Level 14, 6 O’Connell Street, Sydney NSW 2000     •     +61 2 9237 2800

ARBN 146 505 777     •     REVA Medical, Inc., is a foreign company incorporated in Delaware, USA, whose stockholders have limited liability

REVA Medical, Inc. – ASX AnnouncementPage 2

of thinness and strength, with distinct ease-of-use features including complete scaffold visibility under x-ray, expansion with one continuous inflation, and no procedural time limitations.

Forward-Looking Statements

This announcement contains or may contain forward-looking statements that are based on management's beliefs, assumptions and expectations and on information currently available to management. All statements that are not statements of historical fact, including those statements that address future operating performance and events or developments that we expect or anticipate will occur in the future, are forward-looking statements, such as those statements regarding our ability to commercialize current products, develop and commercialize new products, timely and successfully complete clinical trials, obtain additional regulatory approvals, protect our intellectual property position, recruit and retain key personnel, and estimates regarding our capital requirements and financial performance. Readers should not place undue reliance on forward-looking statements. Although management believes forward-looking statements are reasonable as and when made, forward-looking statements are subject to a number of risks and uncertainties that may cause actual results to vary materially from those expressed in forward-looking statements, including the risks and uncertainties that are described in the "Risk Factors" section of our Annual Report on Form 10-K filed with the US Securities and Exchange Commission (the “SEC”) on February 28, 2017, and as updated in our periodic reports thereafter. Any forward-looking statements in this announcement speak only as of the date when made. REVA does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

United States	Australia	Australia
Investor & Media Enquiries:	Investor Enquiries:	Media Enquiries:
REVA Medical, Inc.	Inteq Limited	Buchan Consulting
Cheryl Liberatore	Kim Jacobs	Rebecca Wilson
Director, Communications	+61 438 217 279	+61 3 9866 4722
+1 858-966-3045	Andrew Cohen
+61 408 333 452

HEAD OFFICE:  5751 Copley Drive, San Diego, CA 92111 • +1 (858) 966-3000 • +1 (858) 966-3099 (FAX) • www.revamedical.com

AUSTRALIAN OFFICE:  Suite 4, Level 14, 6 O’Connell Street, Sydney NSW 2000 • +61 2 9237 2800

ARBN 146 505 777 • REVA Medical, Inc., is a foreign company incorporated in Delaware, USA, whose stockholders have limited liability